                                                                    EXHIBIT 99.2

                                                                      (IES LOGO)

April 2003                                                    www.ies-co.com

INTEGRATED ELECTRICAL SERVICES
(NYSE: IES)

COMPANY & INVESTMENT PROFILE
--------------------------------------------------------------------------------

     KEY INVESTMENT POINTS

o IES is the largest provider of electrical contracting services in the U.S., with approximately 150 locations across the country. Its size, diverse customer base and breadth of services give the Company significant advantages in the marketplace and cushion it from swings in the economy.

o The Company's size also allows it to provide nationwide service to larger customers such as Wal-Mart, Marriott, Intel, 3M, and Pulte Homes.

o In 2004, sectors where IES has significant strength and tends to have higher profitability margins such as manufacturing facilities, hotels, office buildings and retail centers are expected to have significant construction growth.

o Management's Back to Basics and One Company. One Plan. initiatives have boosted backlog, lowered costs and increased cash flow.

o IES showed steady improvement throughout fiscal 2002, with the operating income margin improving from 2% in Q1 2002 to 6% in Q4 2002.

o IES generated record cash flow from operations of $53.4 million in fiscal 2002. A portion of the cash is being used to pay down debt and execute a 2 million share common stock repurchase program.

o IES' executive incentive plan, while discretionary, is aligned with shareholder expectations and is structured such that executives may receive up to a target bonus compensation when IES achieves certain levels of profitability.

o IES maintains strong corporate governance policies, including split CEO and Chairman positions and a seven-person board with four outside directors.

(Amounts in Millions, except per share data)

Price (3/25/03)                                           $4.08
52 Wk. High/Low                                   $6.49 - $3.10
Diluted Shares (as of 12/31/02)                            39.5
Equity Market Cap.                                         $161
Average Daily Volume                                     44,863
Cash (as of 12/31/02)                                       $18
Total Debt (as of 12/31/02)                                $249
Total Enterprise Value (TEV)*                              $392
Institutional Ownership (as of 12/31/02)                    48%
Inside Ownership                                            26%
                                                  -------------
2003 EPS Guidance                                 $0.53 - $0.60
2003 P/E Multiple                                   7.7x - 6.8x
Price / Sales Multiple                                     0.1x
Price / Book Value Per Share                               0.6x
Book Value Per Share                                      $6.51

Total Enterprise Value = Equity Market Cap. + Debt - Cash


                        IES has outperformed the S&P 500
                               (GRAPHIC OMITTED)

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NYSE: IES         (C)2003 INTEGRATED ELECTRICAL SERVICES, INC.            PAGE 1

See Page 3 and 4 for Disclosure Statement. This document was produced by Integrated Electrical Services, Inc. and is not an independent analyst report.

INTEGRATED ELECTRICAL SERVICES, INC.
SUMMARY FINANCIAL DATA
--------------------------------------------------------------------------------

(Dollars in Millions)

                            SUMMARY INCOME STATEMENT

                                         FYE - SEPTEMBER 30,
                           -------------------------------------------------
                               2001              2002             2003E**
                           ------------      ------------      -------------
REVENUE                    $      1,693      $      1,475      $       1,475
Cost of Services                  1,385             1,253                 --
                           ------------      ------------      -------------
Gross Profit                        308               222                 --
SG&A                                214               174                 --
Restruct. Charge                     --                 6                 --
Goodwill Amort.                      13                --                 --
                           ------------      ------------      -------------
Operating Income                     81                42                 --
Interest Expense                    (26)              (27)                --
Other, net                           --                 1                 --
                           ------------      ------------      -------------
Pretax Income                        55                16                 --
Taxes                                26                 6                 --
                           ------------      ------------      -------------
Net Income*                $         29      $         10                 --
                           ============      ============      =============
OPERATING EPS*             $       0.71      $       0.25      $0.53 - $0.60
Diluted Shares                     40.9              39.8                 --

* Before cumulative effect of change in accounting principle, net of tax.

** 2003 Company Guidance.

                                   KEY MARGINS

                                 FYE - SEPTEMBER 30,
                           ------------------------------
                               2001              2002
                           ------------      ------------

Gross Margin                       18.2%             15.0%
SG&A as % Revenues                 12.6%             11.8%
Operating Margin                    4.8%              2.8%
Pretax Margin                       3.2%              1.1%
Net Margin                          1.7%              0.7%
Return on Equity                    5.5%              5.1%
Return on Assets                    2.8%              2.3%

WACC (Weighted Average Cost of Capital) 10% - 12%

                               2001             2002             2003*
                           ------------     ------------     ------------
52 Wk High                 $      10.00     $       6.50     $       4.50
52 Wk Low                  $       4.90     $       3.07     $       3.75
TEV/Op. Income High                7.9x             7.0x
TEV/Op Income Low                  3.3x             5.7x
P/E High                          10.5x            13.0x        8.5x-7.5x
P/E Low                            5.2x             6.1x        7.1x-6.3x

* Share prices in 2003 are YTD and EPS is the corporate guidance range.

                        SUMMARY BALANCE SHEET AND RATIOS

                                                   FYE - SEPTEMBER 30,
                                             ------------------------------
                                                 2001              2002
                                             ------------      ------------
ASSETS
   Current Assets                            $        453      $        438
   Total Assets                              $      1,034      $        722
LIABILITIES AND EQUITY
   Current Liabilities                       $        216      $        194
   Total Debt                                $        286      $        248
   Stockholders' Equity                      $        529      $        254
Working Capital % of Revenue                          5.5%             13.9%
Capital Expenditures as % Revenue                     1.5%              0.8%

                                BACKLOG GROWTH*

                                   (BAR CHART)

                (Dollars in Millions)
1999                    $644
2000                    $726
2001                    $789
2002                    $801

* Excludes divestitures and is work which the Company has signed contracts for, but has not yet completed.

                         IES 12 MONTH STOCK PERFORMANCE

                               (PERFORMANCE GRAPH)



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NYSE: IES         (C)2003 INTEGRATED ELECTRICAL SERVICES, INC.            PAGE 2

See Page 3 and 4 for Disclosure Statement. This document was produced by Integrated Electrical Services, Inc. and is not an independent analyst report.

TABLE OF CONTENTS
--------------------------------------------------------------------------------

KEY INVESTMENT POINTS...................................................      1
SUMMARY FINANCIAL DATA..................................................      2
SUMMARY.................................................................      5
THREE-PHASE STRATEGIC PLAN..............................................      7
RECENT FINANCIAL RESULTS AND GUIDANCE...................................     15
COMPANY OVERVIEW........................................................     18
IES MANAGEMENT TEAM.....................................................     25
CORPORATE GOVERNANCE....................................................     27
INDUSTRY OVERVIEW.......................................................     28
OUTLOOK AND VALUATION...................................................     31
INCOME STATEMENT........................................................     36
BALANCE SHEET...........................................................     37
STATEMENT OF CASH FLOWS.................................................     38

APPENDIX

CONSTRUCTION ACCOUNTING PRIMER..........................................     39

                              DISCLOSURE STATEMENT

THIS REPORT WAS PREPARED BY INTEGRATED ELECTRICAL SERVICE, INC. ("IES" OR THE "COMPANY"). THE OPINIONS SHARED IN THIS DOCUMENT ARE THE BELIEFS OF MANAGEMENT AT THE TIME OF PRINTING.

This document includes certain statements, including statements relating to the Company's expectations of future operating results that may be deemed "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. In addition to historical information, this document contains forward-looking statements made by the management of IES. Such statements are typically identified by terms expressing future expectation or goals. These forward-looking statements, although made in good faith, include assumptions, expectations, predictions, intentions or beliefs about future events and are subject to risks and uncertainties that could cause actual results to differ materially from those reflected in these forward-looking statements. Factors that might cause such difference include, but are not limited to, inherent uncertainties relating to estimating future results, fluctuations in operating results because of down-turns in levels or types of construction, incorrect estimates used in entering fixed-price contracts, difficulty in managing operations in existing, geographically-diverse operations, the high level of competition in the construction industry, the impact of variations in interest rates, general level of the economy, changes in the level of competition in the electrical industry, changes in the costs of labor, inability to find sufficient numbers of trained employees, inability to successfully achieve or maintain planned business objectives, inaccurate estimates used in percentage of completion calculations, the unknown effect of U.S. involvement in armed conflict, and seasonal variation in the ability to perform work. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's opinion only as the date hereof. We take no obligation to revise or publicly release the results of any revision of these forward-looking statements. If any revisions are made to this document, the revisions will necessarily be delayed from the occurrence of the event or receipt of the information upon which the revision will be based. Readers should carefully review the cautionary statement described in this and other documents we file from time to time with the Securities and Exchange Commission, including annual reports on Form 10-K.

IES cautions readers that the following important factors as well as others, in some cases have affected, and in the future could affect, IES' actual results and could cause IES' results in the future to differ materially from the goals and expectations expressed herein and in any other forward-looking statements made by or on behalf of IES.



--------------------------------------------------------------------------------
NYSE: IES         (C)2003 INTEGRATED ELECTRICAL SERVICES, INC.            PAGE 3

See Page 3 and 4 for Disclosure Statement. This document was produced by Integrated Electrical Services, Inc. and is not an independent analyst report.

Maintaining or achieving growth from operations is dependent primarily on achieving anticipated level of earnings before depreciation, amortization, and other non-cash charges, controlling expenditures to budgeted levels, collecting accounts receivable, and maintaining costs at current or lower levels.

In addition to the factors addressed above, financial performance may be affected by many other important factors including the following: The ability of IES to attract and retain key personnel; the amount and rate of growth in IES' general and administrative expenses; the ability of IES to stay within the limits of the credit ratios set out in the debt covenants; changes in inflation or other general economic conditions domestically affecting the construction and electrical contracting industry; unanticipated legal proceedings and unanticipated outcomes of legal proceedings; changes in accounting policies and practices required by generally accepted accounting principles, the Securities and Exchange Commission and other regulatory bodies.


--------------------------------------------------------------------------------
NYSE: IES         (C)2003 INTEGRATED ELECTRICAL SERVICES, INC.            PAGE 4

See Page 3 and 4 for Disclosure Statement. This document was produced by Integrated Electrical Services, Inc. and is not an independent analyst report.

SUMMARY
--------------------------------------------------------------------------------

Integrated Electrical Services ("IES" or the "Company") is the largest single source provider of electrical contracting services in the United States. It provides a broad range of services including designing, building, maintaining and servicing electrical systems including data communications for commercial, industrial and residential customers. The Company is headquartered in Houston, Texas.

Since the Company's inception in 1997, it has developed a national footprint of approximately 150 locations currently serving the continental 48 states with concentration in the Sunbelt. At the time of its IPO in January 1998, the Company had run-rate revenues of approximately $313 million. Since that time, IES has grown rapidly through acquisitions and internal growth. From 1997 to 2002, revenues increased at a compounded annual growth rate of approximately 47%. Included in that growth was approximately 8% organic or "same store sales" growth compared to an industry growth rate of 5% according to F.W. Dodge during the same period.

EXHIBIT 1
IES HAS A NATIONWIDE PRESENCE

IES OPERATES IN 150 LOCATIONS ACROSS THE U.S.

(U.S. MAP)

IES' business includes providing system design, installation, maintenance and service to general contractors, developers and companies of all sizes. IES has two business segments, Commercial/Industrial and Residential. In 2002, 81% of revenues were from Commercial/Industrial and 19% of revenues were from Residential. IES' service and maintenance work is done within the Commercial/Industrial segment and accounted for 10% of IES'
Commercial/Industrial revenues.

Shortly after being named CEO in October 2001, H. Roddy Allen led the implementation of a three-phase strategic plan to strengthen the Company during the recent reduction in construction spending, further integrate the Company and focus on future growth. The first phase of the strategy, Back to Basics, is largely in place and is an ongoing process. Phase II, One Company. One Plan.
is underway, and focuses on the integration of the Company. Phase III, Continued Growth, will seek to grow the Company via internal and acquisition-driven growth.



--------------------------------------------------------------------------------
NYSE: IES         (C)2003 INTEGRATED ELECTRICAL SERVICES, INC.            PAGE 5

See Page 3 and 4 for Disclosure Statement. This document was produced by Integrated Electrical Services, Inc. and is not an independent analyst report.

As part of Phase III, IES indicated it would consider compelling acquisition opportunities. In February 2003 IES acquired substantially all the assets of Encompass Electrical Technologies - Rocky Mountains, Inc. (formerly known as Riviera Electric), a provider of electrical contracting services based in Denver, Colorado, with locations throughout the state of Colorado. The assets acquired by IES generated revenues of approximately $83 million for the calendar year ended December 31, 2002. The purchase price was $3.85 million and the assumption of certain liabilities.



--------------------------------------------------------------------------------
NYSE: IES         (C)2003 INTEGRATED ELECTRICAL SERVICES, INC.            PAGE 6

See Page 3 and 4 for Disclosure Statement. This document was produced by Integrated Electrical Services, Inc. and is not an independent analyst report.

THREE-PHASE STRATEGIC PLAN
--------------------------------------------------------------------------------

The strategic plan is a multi-year three-phase plan with phase I actions to build backlog, control costs, and generate strong cash flow; phase II actions to integrate IES' subsidiaries; and finally phase III to focus on continued growth. The three phases of the plan are detailed in Exhibit 2, below:

EXHIBIT 2
A WELL-DEFINED AND SUCCESSFUL STRATEGY

-----------------------------------------------------------------------------------------
             Phase I                      Phase II                      Phase III
-----------------------------------------------------------------------------------------
        BACK TO THE BASICS         ONE COMPANY. ONE PLAN.            CONTINUED GROWTH

 -  Build Backlog              -  Regional Structure         -  Organic Growth
 -  Control Costs              -  Financial Reporting and    -  Greenfield Growth
 -  Focus on Cash Flow            Planning                   -  Strategic Acquisitions
                               -  Employees                  -  Continue Back to Basics
                               -  Safety                     -  Continue One Company. One
                               -  Procurement                   Plan.
                               -  Customers
                               -  Continue Back to Basics

                           ----- REENGINEER BALANCE SHEET -----

Status: In Place and Ongoing      Status: 2/3 Complete            Status: Early Stages
-----------------------------------------------------------------------------------------

PHASE I - BACK TO BASICS

Results to date of Phase I have been strong, as demonstrated by the Company's results in fiscal 2002, when cash flow from operations reached record levels and profitability improved consistently throughout the year, as shown in Exhibit 3 below.

EXHIBIT 3
IMPROVED PERFORMANCE

OPERATING INCOME MARGIN IMPROVED IN EACH QUARTER THROUGHOUT THE YEAR.

(Dollars in Millions)                1Q02             2Q02             3Q02            4Q02             2002
                                  ----------       ----------       ----------      ----------      ----------
REVENUES                          $    375.2       $    356.5       $    374.8      $    368.9      $  1,475.4
OPERATING INCOME*                        7.5             11.3             18.6            22.0            59.4

DILUTED EPS PRIOR TO CHARGES*     $     0.02       $     0.08       $     0.19      $     0.22      $     0.50

RESTRUCTURING CHARGES             $    (0.06)      $    (0.03)              --              --      $    (0.09)
ONE-TIME CHARGES                          --               --               --           (0.16)          (0.16)
                                  ----------       ----------       ----------      ----------      ----------
DILUTED EPS                       $    (0.04)      $     0.05       $     0.19      $     0.06      $     0.25

GROSS MARGIN                            15.3%            15.3%            15.6%           17.1%           15.8%
OPERATING INCOME MARGIN*                 2.0%             3.2%             5.0%            6.0%            4.0%

CASH FLOW FROM OPERATIONS         $     (2.5)      $     12.3       $     37.5      $      6.1      $     53.4

* Before one-time charges of $15.2 million ($9.9 million after tax) for reorganizing the business and an increase in accruals for self insurance liabilities.


--------------------------------------------------------------------------------
NYSE: IES         (C)2003 INTEGRATED ELECTRICAL SERVICES, INC.            PAGE 7

See Page 3 and 4 for Disclosure Statement. This document was produced by Integrated Electrical Services, Inc. and is not an independent analyst report.

As the impact of the implementation of Back to Basics was realized throughout fiscal 2002, the Company showed steady and significant improvement in key profitability metrics on a quarterly basis, despite posting its strongest revenues in the first quarter. Operating income margins more than doubled over the four-quarter period while EPS prior to one-time charges increased from $0.02 per share in the first quarter to $0.22 in the fourth quarter.

IES has focused on doing business more efficiently in order to improve profitability in this tighter market. Examples include: the national procurement program which has strengthened IES' relationship with vendors and reduced its overall cost to procure goods; the focus on serving customers on a more national basis allowing for cost savings from repeat projects; and the initiative to reduce overhead costs.

BUILD BACKLOG

Backlog is a key indicator of the future revenues of the Company, and building that backlog was a primary element of Back to Basics. IES was able to increase its backlog in 2002 in a market where commercial and industrial construction spending was down 18%, according to statistics from F.W. Dodge. The primary components of backlog are commercial and industrial projects, since most service work (except for long-term service contracts) and most single-family residential projects are not included in backlog due to the short-term nature of the projects. IES' ability to gain market share and maintain its revenue base is a significant accomplishment. The Company's strong backlog performance serves to highlight the advantage of its size and diverse customer base, and helps it navigate through difficult economic periods.

The table below demonstrates how IES has increased its backlog over the last three years. The Company divested a few small, non-core businesses in 2002, and the backlog associated with these divestitures was removed in each year.

EXHIBIT 4
RECORD BACKLOG IN FISCAL 2002 DESPITE WEAK CONSTRUCTION SPENDING

IN 2002 IES' BACKLOG INCREASED BY $12 MILLION, WHILE THE COMMERCIAL AND INDUSTRIAL CONSTRUCTION MARKET WAS DOWN 18%.

                                BACKLOG GROWTH*

                                   (BAR CHART)

            (Dollars in Millions)
1999               $644
2000               $726
2001               $789
2002               $801

* Prior years have been restated to exclude divestitures. Backlog includes project work which the Company has a signed contract for, but is not yet completed.

--------------------------------------------------------------------------------
NYSE: IES         (C)2003 INTEGRATED ELECTRICAL SERVICES, INC.            PAGE 8

See Page 3 and 4 for Disclosure Statement. This document was produced by Integrated Electrical Services, Inc. and is not an independent analyst report.

CONTROL COSTS

Reigning in costs is a key element of the Back to Basics strategy. Throughout 2002, particular effort was focused on reducing selling, general and administrative ("SG&A") costs. By the fourth quarter, significant progress had been made; that quarter's SG&A was only $41.1 million versus $57.3 million a year earlier. This is a 28% reduction, as summarized in Exhibit 5.

EXHIBIT 5
SIGNIFICANTLY LOWER SG&A COSTS

IES REDUCED SG&A EXPENSES BY 28% IN FISCAL 2002.

(Dollars in Millions)                  4Q 2001        4Q 2002
                                      ----------     ----------
Corporate SG&A decreased 59%          $     11.0     $      4.5
Field SG&A decreased 21%                    46.3           36.6
                                      ----------     ----------
Overall SG&A decreased 28%            $     57.3     $     41.1

In conjunction with these cost-saving efforts, IES took a $4.0 million restructuring charge against earnings in the first quarter of 2002 and a $1.6 million charge in the second quarter, associated primarily with workforce reductions. These charges reduced earnings per share by about $0.09 per share for fiscal 2002. With costs reduced and the Company streamlined, IES is now well positioned to take advantage of future economic growth.

FOCUS ON CASH FLOW

Management has been successful in improving free cash flow generation (cash flow from operations less capital expenditures). Cash flow from operations increased from $8.6 million in 2001 to $53.4 million in 2002. Meanwhile IES was able to reduce capital expenditures from $25.8 million in 2001 to $11.9 million in 2002. IES' 2002 free cash flow was an all-time high of $41.5 million, a positive swing of $58.7 million from fiscal 2001's cash flow use ($17.2) million. Exhibit 6 illustrates the free cash flow generation over the past four years.

EXHIBIT 6
RECORD LEVELS OF FREE CASH FLOW IN FISCAL 2002

IES HAD RECORD FREE CASH FLOW GENERATION IN 2002 DESPITE A WEAK ECONOMY.

                                 FREE CASH FLOW*

        (Dollars in Millions)
1999             -$19.9
2000              $14.8
2001             -$17.2
2002              $41.5

* Cash Flow from Operations less Capital Expenditures.

--------------------------------------------------------------------------------
NYSE: IES         (C)2003 INTEGRATED ELECTRICAL SERVICES, INC.            PAGE 9

See Page 3 and 4 for Disclosure Statement. This document was produced by Integrated Electrical Services, Inc. and is not an independent analyst report.

In addition to the large reduction in SG&A expenses, better management of working capital helped increase cash generation. Days Sales Outstanding ("DSO"), in accounts receivable a measure of capital tied up in financing receivables was 81 days in the first quarter of 2001. Renewed focus on collecting receivables reduced this figure by 8 days to 73 days in the first quarter of 2002. DSO's fell a further 3 days to 70 by the third quarter, and closed out the year at 73 days at the end of the fourth quarter. The eight-day swing in DSOs represented about $32 million in cash.

The table below illustrates how IES' move from a significant growth phase into an integrated company is positively impacting its capital structure:

EXHIBIT 7
CASH FLOW TRENDS ILLUSTRATE INTEGRATION

IES IMPROVED ITS FREE CASH FLOW GENERATION BY $58.7 MILLION IN FISCAL 2002.

(Dollars in Millions)                1999              2000              2001              2002
                                 ------------      ------------      ------------      ------------
CASH FLOW FROM OPERATIONS        $       (6.3)     $       43.2      $        8.6      $       53.4
CAPITAL EXPENDITURES                    (12.9)            (28.4)            (25.8)            (11.9)
                                 ------------      ------------      ------------      ------------
  FREE CASH FLOW                 $      (19.2)     $       14.8      $      (17.2)     $       41.5

ACQUISITION EXPENDITURES               (106.5)            (33.2)             (0.2)               --
DIVESTITURE PROCEEDS                       --                --                --               7.5
                                 ------------      ------------      ------------      ------------
  CASH FLOW AFTER ACQ/DIVEST     $     (125.7)     $      (18.4)     $      (17.4)     $       49.0

DECREASE (INCREASE) IN DEBT      $     (137.5)     $      (16.0)     $      (44.0)     $       39.1

As shown in the table, negative cash flow from operations and a high level of spending characterized 1999. IES was focused on acquisition growth and spent over $100 million in cash to acquire some 40 electrical contractors with about $415 million in annualized revenues. In 2000, IES slowed its aggressive acquisition growth goals and focused on integration. Acquisition spending fell to $33 million in cash for 2000 and ceased in 2001. In 2002, with Back to Basics implemented, acquisition spending eliminated and capital expenditures reduced, free cash flow increased sharply. IES also streamlined its business by divesting non-core and/or under performing operations, raising another $7.5 million in cash.

IES EXPECTS TO GENERATE BETWEEN $30 MILLION AND $40 MILLION OF FREE CASH FLOW IN FISCAL 2003.

IES will continue to work diligently to maximize cash flow generation. In addition to focusing on an efficient base business and controlling capital expenditures, IES is proactive in reviewing and implementing tax planning opportunities. As a result of effective tax planning, IES expects to reduce cash taxes paid in 2003 and 2004 and expects this to improve the Company's free cash flow. In 2003, IES expects to generate between $30 million and $40 million in free cash flow, which is an increase over the original guidance given in December of at least $20 million to $30 million in free cash flow.

FINANCIAL REENGINEERING

Across all three phases of IES' strategic plan, IES is reengineering the Company's capital structure. IES is utilizing its free cash flow to set a solid foundation for the future. The Company reduced debt by $39.1 million in fiscal 2002, and in August of 2002, it began a two million share common stock repurchase program. To date IES has repurchased about 800,000 shares under the program, further confirmation of management's belief that IES is on the right track and positioned to generate significant free cash flow. The Company plans to continue to retire debt over the next two to three years as long as the price of IES' debt remains attractive, and plans to reduce total debt levels to under $200 million, from its $249 million level today. IES has a $150 million credit facility led by JP Morgan that it is


--------------------------------------------------------------------------------
NYSE: IES         (C)2003 INTEGRATED ELECTRICAL SERVICES, INC.           PAGE 10

See Page 3 and 4 for Disclosure Statement. This document was produced by Integrated Electrical Services, Inc. and is not an independent analyst report.

not currently drawing on. This facility expires in May of 2004. IES plans to extend that facility for an additional two years through May 2006.

THEORETICALLY, FINANCIAL REENGINEERING COULD INCREASE THE IES STOCK PRICE BY 37% IF OVERALL ENTERPRISE VALUE REMAINS UNCHANGED AND DECREASE THE RISK PROFILE OF THE COMPANY.

Additionally, IES plans to reduce common shares outstanding. Assuming IES' Total Enterprise Value remained unchanged at $392 million and IES reduced debt to $200 million and reduced diluted shares outstanding by 2 million shares to 37.5 million, IES' stock price could increase 37% to $5.60 from its current level of $4.08 as of March 25, 2003. It should be noted that this is a theoretical, mathematical calculation only and does not take into account the potential impact of the risk factors described on pages 3 and 4, as well as other external factors.

EXHIBIT 8
POTENTIAL IMPACT OF REENGINEERING THE BALANCE SHEET

                       Current Capital Structure         Pro Forma for Debt Reduction &
(Amounts in Millions)      March 25, 2003                       Share Repurchase
                       -------------------------         ------------------------------

Enterprise Value           $          392                      $          392
less Debt                             249                                 200
plus Cash                              18                                  18
                           --------------                      --------------

MARKET CAPITALIZATION      $          161                      $          210
Shares Outstanding                   39.5                                37.5
IMPLIED STOCK PRICE        $         4.08                      $         5.60

PHASE II - ONE COMPANY. ONE PLAN.

With Back to Basics in place and its benefits ongoing, management moved to Phase II of its strategic plan, One Company. One Plan. The primary goal of One Company. One Plan. is to achieve a higher level of integration among the operating units. Even with the divestiture of under-performing subsidiaries and the combination of some subsidiaries, IES can further streamline the organization and recognize significant value from increased integration. The focus of Phase II is instituting a regional structure, implementing a unified financial planning and reporting system, unifying employee programs and incentives, further improving the Company's safety record, generating savings through a centralized procurement program and servicing customers on a more national basis. Early results indicate that the program is on track to be as successful as Back to Basics.

REGIONAL STRUCTURE

IES has implemented a regional structure with six Regional Operating Officers reporting directly to the Chief Operating Officer, Rick China and the Chief Executive Officer, H. Roddy Allen. For 2003, corporate planning was done on a regional basis and incentive plan goals are based on regional targets. This has already created a stronger team environment within each region; the various subsidiaries are more frequently sharing customers and jointly executing projects.

FINANCIAL REPORTING AND PLANNING SYSTEM

The financial planning and reporting system, Forefront, has been implemented at 70% of the Company's subsidiaries. This system allows IES direct access to detailed subsidiary financials at any time and gives each subsidiary enhanced project management tools. The system has already helped IES to shorten the monthly financial closing process by two to three days.


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Integrated Electrical Services, Inc. and is not an independent analyst report.

EMPLOYEES

IES has established a common healthcare plan throughout the Company. In addition, IES has put in place a common field incentive and bonus plan focused on overall corporate performance, as well as regional performance. IES' executive incentive plan, while discretionary, is structured so that executives and subsidiary leaders may receive up to a target bonus compensation when IES achieves certain levels of profitability.

SAFETY

IES' focus on safety is generating continuously improving performance. Recordable accidents, a key safety measure, have dropped from 9.72 per 100 employees in fiscal 2000 to 3.14 per 100 employees in the first fiscal quarter of 2003, as shown in Exhibit 9 below. The industry average is approximately eight recordable accidents per 100 employees according to the Bureau of Labor Statistics, so IES has improved to less than half the industry average. In addition to protecting its workers, this should lead to lower insurance costs.

EXHIBIT 9
PHASE II INITIATIVES PRODUCING TANGIBLE RESULTS

IES' RECORDABLE ACCIDENTS ARE LESS THAN HALF THE INDUSTRY AVERAGE.

                              RECORDABLE ACCIDENTS

                                   (BAR CHART)

2000                    9.72
2001                    6.41
2002                    4.65
2003 YTD                3.14

Source: Company records.

PROCUREMENT

The national procurement initiative is generating positive results. At the end of fiscal 2001, IES began forging relationships and alliances with manufacturers, service providers and distributors. The relationships have created more consolidated purchasing on the part of IES and the benefits include improved pricing, volume-based rebates, increased service commitments, funding of IES company-wide in-house procurement tools and partial sponsorship of Company events. As part of this initiative, IES implemented a system that allows the Company to track the majority of the goods and services purchased. In 2001, IES could only track 30% of its procurement spending. Today that percentage is over 70% and IES' goal is to reach over 90% by the end of 2003. In 2002, IES earned $2.1 million



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Integrated Electrical Services, Inc. and is not an independent analyst report.

in volume based incentives and, as a result of this initiative, has reduced the direct cost of goods and services purchased. IES expects increased benefits from the program during this fiscal year.

CUSTOMERS

IES is committed to managing relationships with nation-wide customers and providing services to larger customers across the country. IES maintains a customer database so projects across all subsidiaries are tracked and the data is available in one centralized location. This database is particularly important due to IES' unique triangular relationship with its customers. IES typically works for a general contractor; however, the ultimate customer is the end user, such as Walgreen's or 3M. It is key for IES to maintain and foster relationships with both of these groups and it has become a particular focus of the Company.



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NYSE: IES         (C)2003 INTEGRATED ELECTRICAL SERVICES, INC.           PAGE 13

See Page 3 and 4 for Disclosure Statement. This document was produced by Integrated Electrical Services, Inc. and is not an independent analyst report.

PHASE III - CONTINUED GROWTH

Phase III will be implemented as market conditions begin to improve. However, IES will consider compelling growth opportunities now as they present themselves, as was the case with Riviera Electric in Colorado. With the implementation of Phases I and II, the foundation for effective growth is substantially in place. The Company is more streamlined and efficient and is functioning more as a unified organization than a federation of different entities.

The Company's acquisition and expansion plans will be strategically focused and will occur at a manageable pace, with strategic fit and acquisition quality being the drivers of the process.

In the case of Riviera, the state of Colorado is projected to have 7% compound annual growth in construction spending over the next three years, which is over three times the U.S. construction growth level. Previously, IES did not have a strong presence in Colorado. Backlog for work to be completed in the state of Colorado was $7.7 million as of December 31, 2002. Riviera had backlog of $23 million in December of 2002 and at the beginning of calendar 2002, (prior to the bankruptcy filing of the previous owner, Encompass Services), Riviera had backlog of approximately $48 million. IES believes over time it will be able to build that backlog back up since Riviera has not added significant projects since July 2002 as a result of Encompass' financial difficulties.

EXHIBIT 10
GROWTH IN CONSTRUCTION SPENDING IN COLORADO

COLORADO IS EXPECTED TO GROW THREE TIMES AS FAST AS THE OVERALL U.S. CONSTRUCTION MARKET.

                                              Year Ended September 30,
                              ---------------------------------------------------------       '02-'05
(Dollars in Billions)            2002          2003E           2004E           2005E            CAGR
                              ----------     ----------      ----------      ----------      ----------

CONSTRUCTION IN COLORADO      $     11.0     $     11.1      $     12.1      $     13.5
Growth Rate                        -5.5%            0.6%            9.4%           11.5%            7.0%

Source: F.W. Dodge December 2002.
CAGR = Compound Annual Growth Rate.

Riviera has locations in Denver, Colorado Springs, Loveland, Boulder, Silverthorne, Eagle, and Aspen, Colorado and provides electrical contracting services to the commercial, industrial, service and retrofit markets.

In calendar 2001 and 2002, Riviera had strong financial performance, with revenues of $85 million and $83 million, respectively. The company has historically generated gross margins between 19.5% and 21.5% and has been able to keep SG&A as a percentage of revenues between 10.5% and 11.0% for an operating income margin of 8.5% to 10.5%. Given the current condition of the company and the depressed backlog levels as a result of the stress Encompass' financial difficulties created, it is unlikely that Riviera will be able to generate comparable returns in 2003. However, IES expects at this time that the transaction will be accretive to earnings in fiscal 2003 and the acquisition will return to its prior performance over time.


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NYSE: IES         (C)2003 INTEGRATED ELECTRICAL SERVICES, INC.           PAGE 14

See Page 3 and 4 for Disclosure Statement. This document was produced by
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

RECENT FINANCIAL RESULTS AND GUIDANCE
--------------------------------------------------------------------------------

IES REPORTED EARNINGS OF $0.10 PER SHARE, AT THE TOP OF THE GUIDANCE RANGE FOR THE FIRST QUARTER OF 2003.

The Company posted earnings for the fiscal first quarter ended December 31, 2002 of $0.10 per share versus $0.02 per share a year ago. The $0.02 a year ago is prior to a charge for adoption of SFAS 142 and a restructuring charge. Results for the quarter were at the top of the previously issued guidance of $0.06-$0.10 per share. Revenues came in at $348.6 million versus $375.2 million a year ago. This was a 7% decline reflecting divestitures of non-core assets in the fourth quarter of 2002, a significant slow down in telecommunications work versus a year ago and continued weakness in the commercial and industrial construction market. See Exhibit 11 below for a detailed breakdown of the decrease in revenues versus the first quarter of 2001. IES continued to have record performance from its residential division, as the residential construction market remains quite robust. IES' residential revenues were $76.9 million for the first quarter of 2003 versus $67.1 million for the period one year ago which is a 14.6% increase.

EXHIBIT 11
Q1 2001 VERSUS Q1 2002 CHANGES IN REVENUES

(Dollars in Millions)           Change in Revenues
                                ------------------

Divestitures                       $      (14)
Telecommunications                 $      (10)
Commercial/Industrial              $      (12)
Residential/Other                  $        8

HIGHLIGHTS OF THE QUARTER INCLUDED:

o SG&A as a percentage of revenue fell over 200 basis points to 11.1% of revenues from 13.3% one year ago.

o    $155 million of new larger project work was added to backlog.

o    Operating margin increased 170 basis points to 3.7%.

o Free cash flow was positive at $0.7 million in a quarter that normally uses cash. Free cash flow is free cash flow from operations less capital expenditures and is a good measure to track a company's ability to generate cash.



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NYSE: IES         (C)2003 INTEGRATED ELECTRICAL SERVICES, INC.           PAGE 15

See Page 3 and 4 for Disclosure Statement. This document was produced by Integrated Electrical Services, Inc. and is not an independent analyst report.

EXHIBIT 12
Q1 2003 FINANCIAL PERFORMANCE

(Dollars in Millions)                   Q1 2002            Q1 2003
                                      ------------       ------------

REVENUE                               $      375.2       $      348.6

Gross Profit                          $       57.2       $       51.4
Gross Margin                                  15.3%              14.7%

SG&A                                  $       49.8       $       38.6
SG&A as % Revenue                             13.3%              11.1%

Restructuring Charge                  $        4.0                 --

OPERATING INCOME(1)                   $        7.5       $       12.7
Operating Margin                               2.0%               3.7%

Net Income(2)                         $        0.6       $        3.8
Net Margin                                     0.2%               1.1%

DILUTED EARNINGS PER SHARE            $       0.02       $       0.10

Free Cash Flow (3)                    $       (8.2)      $        0.7

(1)  Before restructuring charge in 2002 of $4 million.

(2) Before restructuring charges and cumulative effect in change in accounting principle in 2002.

(3)  Cash flow from operations less capital expenditures.

Backlog for the quarter was down to $776 million versus a record $801 million in the fourth fiscal quarter of 2002. This is a typical seasonal decline. The decline in SG&A expense and the generation of free cash flow continues to demonstrate the success of the Company's Back to Basics program. SG&A expense for the quarter was $38.6 million versus $49.8 million a year ago, a decrease of 22.5%.

REVIEW OF NEW PROJECTS:

$155 MILLION OF NEW LARGER PROJECT WORK WAS ADDED TO BACKLOG IN Q1 2003.

The breakdown of the $155 million of new project work is as follows:

o    $33 million of high-rise hotel, condominium and mid-rise apartment projects

o    $24 million of new healthcare projects

o    $20 million of wastewater and water treatment facility work

o    $19 million of work at retail centers

o    $17 million of work at school and community centers

o    $11 million of manufacturing and heavy industrial projects

o    $7 million of work at office buildings

The $20 million increase in wastewater and water treatment facilities is significant and increased that type of work from 2.1% of backlog to 4.3% of backlog.

FISCAL Q2 2003 AND FULL-YEAR 2003 FINANCIAL GUIDANCE

For the second fiscal quarter, management expects to earn between $0.08-$0.12 per share. Guidance for the full year fiscal 2003 is unchanged at $0.53-$0.60 per share with free cash flow (cash flow from operations less capital expenditures) of $30 to $40 million.


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NYSE: IES         (C)2003 INTEGRATED ELECTRICAL SERVICES, INC.           PAGE 16

See Page 3 and 4 for Disclosure Statement. This document was produced by Integrated Electrical Services, Inc. and is not an independent analyst report.

EXHIBIT 13
QUARTERLY EPS TRENDS YEAR-TO-DATE

                             2001             2002*             2003
                         ------------     ------------     ---------------

Q1 - Dec                 $       0.17     $       0.02             $0.10 A
Q2 - Mar                 $       0.20     $       0.08     $0.08 - $0.12 E
Q3 - Jun                 $       0.26     $       0.19
Q4 - Sep                 $       0.08     $       0.22
                         ------------     ------------     ---------------
FULL YEAR                $       0.70     $       0.50     $0.53 - $0.60 E

* Excludes all one-time charges and charges related to a cumulative effect of change in accounting principle.



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NYSE: IES         (C)2003 INTEGRATED ELECTRICAL SERVICES, INC.           PAGE 17

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Integrated Electrical Services, Inc. and is not an independent analyst report.

COMPANY OVERVIEW

Founded in 1997 to consolidate the electrical contracting business, IES quickly grew to become the largest provider of electrical services in the industry with revenues of approximately $1.5 billion. IES provides a broad range of electrical services including designing, building and maintaining both low and high voltage electrical systems for commercial, industrial, municipal, utility, and residential customers.

EXHIBIT 14
IES' GEOGRAPHIC DIVERSITY

(PIE CHART)

Southeast              36%
South                  31%
Northwest               2%
Northeast               5%
Mid Atlantic           15%
Midwest                 4%
Southwest               7%

IES' national presence mitigates the region specific economic slowdowns. IES' presence in the southwest and in Florida has been particularly beneficial through this most recent construction decline because these areas were less impacted than some of the other regions of the U.S. Since 1997, much of the Company's revenues have been derived from the fast growing Sunbelt states. These states stand to benefit from expected favorable population movement over the next decade.

A DIVERSE REVENUE MIX- The Company services a wide variety of customers which also cushions it from sector declines. The impact of a slowdown in a particular industry tends to be muted when compared to its smaller, more geographically concentrated competitors. In addition, IES' expertise in a variety of industries allows it to be flexible and to share its expertise across regions. For instance, with the recent increase in healthcare construction spending, the Company's Tennessee subsidiary, whose specialty is healthcare facilities construction, trained and aided other IES subsidiaries, so the Company is able to perform complex healthcare projects across the U.S.



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NYSE: IES         (C)2003 INTEGRATED ELECTRICAL SERVICES, INC.           PAGE 18

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

EXHIBIT 15
IES' DIVERSITY OF CLIENTS HAS SERVED IT WELL IN A TOUGH ECONOMIC ENVIRONMENT

                        CURRENT MIX OF BACKLOG - 12/31/02

(BAR CHART)

HOTELS/CONDOS                                 15.16%
HEALTH CARE                                   15.15%
UTILITIES                                     14.22%
INSTITUTIONS                                  12.70%
APARTMENTS                                     7.34%
AIRPORTS                                       6.44%
HEAVY INDUSTRY/MANUFACTURING                   5.60%
OTHER COMMERCIAL                               5.07%
RETAIL                                         4.75%
OFFICE BUILDINGS                               4.68%
HIGHWAY                                        4.45%
COMMUNICATIONS                                 1.99%
GOVERNMENT                                     1.10%
SERVICE                                        0.40%

NATIONWIDE PRESENCE- The Company's nationwide presence helps it to compete for larger, national contracts with customers that operate throughout the U.S. This represents a growing market and IES has made significant progress in pursuing these sizable accounts. A few of IES' current national customers include Wal-Mart, Marriott, Nordstroms, Intel, Starbucks, Ryland Homes and Pulte Homes. Given its size, IES still maintains customer diversity because no single customer accounts for more than 10% of total revenues.

Additionally, as the largest provider of electrical contracting services in the country, IES is able to take on very large, and complex projects often with a national scope that would strain the capabilities and resources of most of its competitors. Its size and 100% open shop strategy also has allowed IES to invest in and utilize prefabrication facilities to pre-assemble electrical components that can later be installed on site, which is safer, more cost effective and more efficient for IES and the customer.

STRONG GROWTH OPPORTUNITIES- The Sunbelt focus, as well as market share gains, and customer satisfaction have helped IES grow organically about 3% faster than the construction industry as a whole over the last several years. Over 50% of business is from repeat customers. Currently, over 70% of the Company's revenues come from sunbelt states. According to F.W. Dodge, in 2003 sunbelt states are projected to have slightly positive growth versus a 2% decline across the entire U.S. In 2004, Sunbelt states are projected to have a 6% growth rate versus 5% for the entire U.S.


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NYSE: IES         (C)2003 INTEGRATED ELECTRICAL SERVICES, INC.           PAGE 19

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Integrated Electrical Services, Inc. and is not an independent analyst report.

OPERATIONS OVERVIEW

IES has two principal operating segments (1) Commercial/Industrial and (2) Residential. For the year ended September 30, 2002, the Commercial/Industrial segment accounted for approximately 81% of revenues and Residential made up the remainder. Exhibit 16 below illustrates IES' revenue by type of work over the past 5 years and shows the increase in communications work in 2000 and 2001 and then the fall-off as the communications infrastructure was overbuilt. Note that the Commercial/Industrial segment data for segment reporting purposes contains the communications and the service and maintenance business segments, which had previously been reported separately. Residential revenues increased 11% as that market continues to grow, while Commercial/Industrial revenues declined in 2002 as a result of the 18% decrease in commercial and industrial construction spending in 2002.

EXHIBIT 16
HISTORICAL REVENUES BY TYPE

                                REVENUE BY TYPE

(BAR CHART)

                                      1998           1999           2000           2001           2002
                                   ----------     ----------     ----------     ----------     ----------
COMMERCIAL AND INDUSTRIAL          $      238     $      716     $    1,127     $    1,120     $    1,002
RESIDENTIAL                        $      111     $      176     $      251     $      257     $      282
SERVICE AND MAINTENANCE            $       35     $       69     $      132     $      136     $      119
COMMUNICATIONS                     $        3     $       74     $      163     $      180     $       72

Segment data for the last three fiscal years is detailed on the following page in Exhibit 17.


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NYSE: IES         (C)2003 INTEGRATED ELECTRICAL SERVICES, INC.           PAGE 20

See Page 3 and 4 for Disclosure Statement. This document was produced by
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

EXHIBIT 17
OPERATING SEGMENT DATA

                                                                  % Chg.                          % Chg.
(Dollars in Millions)              2000            2001         2001/2000          2002         2002/2001
                                ----------      ----------      ----------      ----------      ----------

REVENUES
Commercial and Industrial       $  1,421.4      $  1,435.8             1.0%     $  1,193.4          -16.9%
Residential                          250.9           257.4             2.6%          282.0            9.6%

GROSS PROFIT
Commercial and Industrial       $    244.8      $    249.1             1.8%     $    159.9          -35.8%
Residential                           55.0            58.5             6.4%           61.7            5.5%

OPERATING INCOME
Commercial and Industrial       $     89.8      $     99.9            11.2%     $     36.5          -63.5%
Residential                           29.9            26.1           -12.7%           34.6           32.6%

GROSS PROFIT MARGIN
Commercial and Industrial             17.2%           17.3%            0.7%           13.4%         -22.8%
Residential                           21.9%           22.7%            3.7%           21.9%          -3.7%

OPERATING INCOME
Commercial and Industrial              6.3%            7.0%           10.1%            3.1%         -56.0%
Residential                           11.9%           10.1%          -14.9%           12.3%          21.0%

The Commercial/Industrial margins over the 2001-2002 period experienced substantial decline as a result of the slowing in the economy and construction spending. Over that time period, higher margin projects in backlog were replaced with lower margin jobs as the bidding environment became more competitive and the number of new projects declined.

While over 70% of IES' work is from new construction, when there is a decrease in construction spending, renovation and service work increases because businesses and individuals modify or renovate the old in favor of building new facilitates. That trend is demonstrated in the increase in IES' revenues from renovation work from 19% in 2001 to 22% in 2002.


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NYSE: IES         (C)2003 INTEGRATED ELECTRICAL SERVICES, INC.           PAGE 21

See Page 3 and 4 for Disclosure Statement. This document was produced by
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

EXHIBIT 18
SHIFT IN REVENUE MAKE-UP

RENOVATION WORK INCREASED IN 2002 AS A RESULT OF A REDUCTION IN NEW
CONSTRUCTION.

                                  (BAR CHART)

                                       2001        2002
                                       ----        ----
NEW CONSTRUCTION                        72%         69%
RENOVATION                              19%         22%
SERVICE AND MAINTENANCE                  9%          9%

COMMERCIAL/INDUSTRIAL

IES' Commercial/Industrial business provides design and installation of electrical systems (both low and high voltage) as well as providing ongoing service and maintenance. Commercial projects include: high-rise structures such as hotels, apartment buildings, condominiums and office building; retail stores and centers; hospitals and healthcare facilities; schools and community centers including stadiums and arenas; and projects specifically related to low voltage installations including communications. Industrial projects include: manufacturing and heavy industrial facilities; distribution centers; utility and power generation, including substations and power line installation; high-technology centers; water and wastewater treatment facilities; government and military installations; airports; and highway projects. Below is a list of IES' top general contractor customers in the Commercial/Industrial market and the top end customers sorted alphabetically. IES typically works for a general contractor although in some cases the Company does work directly for the end user. IES is awarded work as a result of both of these relationships and the Company is focused on fostering relationships and maintaining customer satisfaction with the end customer as well as the general contractor.


--------------------------------------------------------------------------------
NYSE: IES         (C)2003 INTEGRATED ELECTRICAL SERVICES, INC.           PAGE 22

See Page 3 and 4 for Disclosure Statement. This document was produced by Integrated Electrical Services, Inc. and is not an independent analyst report.

EXHIBIT 19
TOP COMMERCIAL/INDUSTRIAL CUSTOMERS

END CUSTOMERS                       GENERAL CONTRACTORS
-------------                       -------------------
3M                                  Austin Company
Four Season's Hotels                Batson-Cook
Gaylord Entertainment               Beers Construction
HealthSouth                         Boran Craig Barber
Hilton Hotel Corporation            Bovis Construction
Home Depot                          Bradbury & Stamm Construction
Honda                               Brasfield & Gorrie
Hyatt Corporation                   Centex Construction
Intel                               English Construction
Kohl's                              HC Beck
Marriott International              Hensel Phelps Construction
Midlothian Energy                   Hubbard Construction Group
Nissan                              Kraft Construction
Omni Hotel                          Lemoine Company
Publix                              Manhattan Construction
Ritz Carlton Hotel Company          MB Kahn Construction
Six Continents                      Metric Construction
Target                              R.J. Griffin & Company
Walgreen's                          Robbins & Morton
Wal-Mart                            Whiting Turner Construction

After IES completes the work on these projects the Company is in the best position to provide ongoing service and maintenance. It is common for IES to take on long-term service contracts with end customers.

RESIDENTIAL

IES is the largest residential electrical contractor in the country. IES' residential segment is composed of three different types of projects: single family homes, often tract homes with entire subdivisions built at one time; high-end single family custom homes, which are often quite large and typically include the latest trends in security and technology; and multifamily low rise apartments, condominiums and town homes. IES works for some of the largest single family and multifamily developers in the country. See Exhibit 20 for IES' top customers by residential project type sorted alphabetically.



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NYSE: IES         (C)2003 INTEGRATED ELECTRICAL SERVICES, INC.           PAGE 23

See Page 3 and 4 for Disclosure Statement. This document was produced by
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

EXHIBIT 20
TOP RESIDENTIAL CUSTOMERS

SINGLE FAMILY                                   MULTIFAMILY
-------------                                   -----------
Ashton Woods Homes                              Apartment Builders LTD
Beazer Homes                                    Bovis Construction
First Texas (Broyd, Inc.)                       Camden Development
Gateway Homes (Champion Enterprises)            Donohoe Construction
Gehan Homes                                     Dwayne Henson and Associates
Grand Homes                                     Fairfield Development
Kaufman & Broad                                 Gibralter Construction Company
Kimball Hill Homes                              Global Construction Company
Lennar Homes                                    Greystar Development
Mansions Custom Homes                           JPI Construction
Newmark Homes                                   Lowder Construction Company
Perry Homes                                     Morgan Group
Plantation Homes (McGuyer Home Builders)        The Norsourth Corp.
Pulte Homes                                     Peachtree Residential
Royce Homes                                     Picerne
Ryland Homes                                    Postwood Builders (Long Lake)
Texas Colonial Homes                            Pride Builders
Torrey Homes (D. R. Horton)                     Spanos Construction
Trendmaker Homes (Weyerhaeuser)                 TCR Bissonnet Construction
Weekley Homes                                   Whitco Construction Company

Residential construction in 2002 and early 2003 has been particularly robust. Record low interest rates are driving demand for new homes, creating record levels of residential construction spending.



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NYSE: IES         (C)2003 INTEGRATED ELECTRICAL SERVICES, INC.           PAGE 24

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Integrated Electrical Services, Inc. and is not an independent analyst report.

THE IES MANAGEMENT TEAM
--------------------------------------------------------------------------------

IES is fortunate to have a wealth of talent as a result of acquiring over 80 companies, many of them leading operators in their regions. Currently, 8 of the 13 officers including, 8 in the Houston corporate office and 6 regional operating officers, have previously served as presidents of acquired subsidiaries.

H. "RODDY" ALLEN, P.E.- became Chief Executive Officer and President of IES in October 2001. Mr. Allen originally was President of H.R. Allen, which was acquired by IES in 1998. Since joining IES, Mr. Allen has held the following positions:

o        2001 to present:    Chief Executive Officer and President

o        2001-2001:          Chief Operating Officer

o        2000-2001:          Senior Vice President of Eastern Operations

o        1998-2000:          Regional Operating Officer, President of H.R. Allen

RICHARD L. CHINA- became Chief Operating Officer in October 2001. Prior to serving in the COO capacity, Mr. China was President of IES Communications and also served as a Regional Operating Officer. Mr. China joined IES in 1999 through the acquisition of Primo Electric Company, where he served as President.

WILLIAM W. REYNOLDS- has been the Chief Financial Officer and Executive Vice President since June 2000. Mr. Reynolds joined IES after serving as Vice President and Treasurer of Peoples Energy Corporation from 1998 to 2000. From 1997 to 1998, Mr. Reynolds was Vice President and Project Finance Corporate Officer for MCN Energy Group, Inc. Prior to that, he spent seventeen years with BP Amoco in a variety of positions both internationally and domestically.

BRITTON RICE- has served as the Chief Technology and Procurement Officer and Senior Vice President of IES since 2000. Mr. Rice also serves as the President of Britt Rice Electric, L.P., an IES subsidiary. Mr. Rice joined IES in 1999 through the acquisition of Britt Rice Electric, where he was the founder and President.

MARGERY M. HARRIS- serves as Senior Vice President of Human Resources. She joined the company in 2000 from Santa Fe Snyder Corporation, where she served as Vice President of Human Resources. Prior to that, Ms. Harris was a lead consultant with Hewitt Associates, a total compensation consulting firm.

ROBERT STALVEY- serves as Senior Vice President of Operations and acting Regional Operating Officer of Region 6. He previously served as Vice President of Special Projects. In 1976, he became co-owner of Ace Electric, one of the original 16 IES subsidiaries.

CURT L. WARNOCK- has served as Vice President, Law of IES since October 2002 and prior to that as Assistant General Counsel to the Company. Previously, Mr. Warnock spent sixteen years with Burlington Resources in various positions.

DAVID A. MILLER- has been Vice President and Chief Accounting Officer of IES since October 2002. Between January 1998 and October 2002 he served as Financial Reporting Manager, Assistant Controller, Controller and Chief Accounting Officer of IES. Before joining IES, Mr. Miller held various positions in public accounting and private industry. Mr. Miller is a Certified Public Accountant.



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See Page 3 and 4 for Disclosure Statement. This document was produced by
Integrated Electrical Services, Inc. and is not an independent analyst report.

DANIEL PETRO- has been the Senior Regional Operating Officer of Region 1 since 2002. Prior to that Mr. Petro was the President of the Eastern Region. Mr. Petro was the President and founder of Amber Electric from 1979 to 1998, when Amber Electric was acquired by IES. Prior to this he was an Electrical Instructor for Orange County Schools.

THOMAS STALVEY- became Regional Operating Officer of Region 2 in 2000. In 1975, Mr. Stalvey founded and served as President of Ace Electric. In 1998, Ace Electric was acquired by IES. Mr. Stalvey taught Electric Technology for Valdosta Technical College and from 1970 to 1972 and was Residential Construction Manager for Wilkes Construction Company from 1971 to 1975.

RICHARD HUMPHREY- has been Regional Operating Officer of Region 3 since 2001. He was the President of Arc Electric from 1972 to 2000. Arc Electric was acquired by IES in 1998.

ERNEST P BREAUX, JR.- is the Regional Operating Officer of Region 4. He was a project engineer /estimator for Ernest P. Breaux Electrical from 1968 to 1974, Vice President from 1974 to 1983 and President & CEO from 1983 to 2001. Ernest
P. Breaux Electrical was purchased by IES in 2001.

MILES DICKINSON- became the Regional Operating Officer of Region 5 in 2002. Mr. Dickinson was President of Delco Electric from 1979 to 2001. Delco Electric was acquired by IES in 1999. Mr. Dickinson was an estimator and project manager for McGuire Electric from 1974 to 1977 and served as Vice President of McGuire Electric from 1977 to 1978.



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NYSE: IES         (C)2003 INTEGRATED ELECTRICAL SERVICES, INC.           PAGE 26

See Page 3 and 4 for Disclosure Statement. This document was produced by Integrated Electrical Services, Inc. and is not an independent analyst report.

CORPORATE GOVERNANCE
--------------------------------------------------------------------------------

Since IES' initial public offering in 1998, the Company has divided the duties of Chairman of the Board and Chief Executive Officer between two individuals. As a governance policy, this prevents a concentration of control with one person. Since the IPO, Byron Snyder has served as Chairman; and since late 2001, H. Roddy Allen has served as Chief Executive Officer.

The IES board has significant representation of independent directors. The Board of Directors consists of 7 directors of which four are independent directors. The inside board members include H. Roddy Allen, the President and Chief Executive Officer, Rick China, the Chief Operating Officer and Byron Snyder, the Chairman of the Board and founder of IES. This stands in contrast to the original board in 1998, consisting of 11 members, many of whom were among the sixteen owners of the founding companies.

The Board has four committees: Audit, Compensation, Nominating/Governance and Executive. The Audit, Compensation, and Nominating/Governance committees are entirely composed of independent directors.

During fiscal 2002, IES implemented an evaluation process in which those reporting directly to the CEO and the Board of Directors review the CEO anonymously and rate him on key business and management strengths. These ratings are reviewed by the board and serve as an early warning system for any potential problems that might arise.

IES also maintains a growing internal audit function, an important consideration for a Company that has grown through acquisition and has numerous subsidiaries across the country. Currently every subsidiary (about 60 given that some of the acquisitions have been merged with other subsidiaries) undergoes an internal audit at least once every three years with approximately 20 internal audits performed each year.



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NYSE: IES         (C)2003 INTEGRATED ELECTRICAL SERVICES, INC.           PAGE 27

See Page 3 and 4 for Disclosure Statement. This document was produced by Integrated Electrical Services, Inc. and is not an independent analyst report.

INDUSTRY OVERVIEW
--------------------------------------------------------------------------------

The electrical and low voltage contracting industry is highly fragmented, with over 70,000 electrical contractors operating across the United States in 2001. Most are small, private "mom and pop" operations. Three quarters of these companies have less than 10 employees, according to the U.S. Department of Commerce. Only a little over 1% have more than 100 employees and just a handful, like IES, have thousands of workers and the advantages of significant scale.

EXHIBIT 21
ANNUAL ELECTRICAL CONTRACTOR REVENUES ARE APPROACHING $100 BILLION

                                   (BAR CHART)

          (Dollars in Billions)
1995           $53.0
1996           $59.3
1997           $64.3
1998           $72.0
1999           $76.5
2000           $89.5
2001           $95.0

Source: Electrical Contractor Magazine

Virtually all construction and renovation work in the U.S. requires electrical contracting services and electrical and low voltage work usually runs between 8%-12% of the cost of a commercial or industrial project and 5%-10% of the cost of a residential project. This percentage is substantially higher in high-end residential home building. Growth in the electrical contracting market has accelerated in recent years due to:

o Complexity as a result of the increase in computer, security and communications systems in the workplace. Computers, printers and on-line access are a part of virtually every workstation, increasing the electrical and low voltage demands placed on a given system. New telecommunications systems have also increased the burden, as well as networking of local and wide area computer systems.

o The pace of electrical renovation of existing structures has increased, primarily as a result of more advanced computer and communications systems.

o There has been an increased focus on cost savings through energy management systems.

o    New electrical codes for power efficiency and safety.



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NYSE: IES         (C)2003 INTEGRATED ELECTRICAL SERVICES, INC.           PAGE 28

See Page 3 and 4 for Disclosure Statement. This document was produced by Integrated Electrical Services, Inc. and is not an independent analyst report.

o National energy standards have been revised stressing energy-efficient lighting fixtures and other equipment.

o As the workplace has become more complex and more dependent on technology, there has been an increased demand for backup power systems.

o Increased security requirements have also increased demand and sophistication of security systems.

o Increased demand for preventive maintenance to minimize disruption of power.

The electrical contracting industry had a difficult year in 2002 due to the reduction in commercial and industrial construction spending. Commercial and industrial construction, which accounts for about 80% of revenues for IES, was down 18% according to figures from F.W. Dodge. The strong demand in the late 1990's and early 2000 increased the supply of providers, which made the decreases in 2002 and 2003 particularly difficult due to the excess supply of electrical service providers. However, the growth drivers for the industry detailed above are long-term in nature and will continue to generate demand for electrical contracting services throughout the next several decades.

Residential construction, driven by record low mortgage rates, drove spending on single family housing construction up an estimated 12% in 2002. The low rates are so appealing, that many younger Americans, who would typically be apartment dwellers are becoming first-time homeowners instead. This is causing the single family home and condominium market to remain quite strong in 2003.

SPECIALTY CONTRACTORS

IES is currently the only "pure play" publicly traded electrical contractor in operation. Specialty contractor competitors provide other services besides electrical contracting such as mechanical contracting and building maintenance as well as other services. Below is an overview of some of the publicly traded specialty contractors.

EMCOR- operates internationally with locations in the United States, Canada, Europe, the Middle East and Far East and South Africa. Through over 75 operating companies, EMCOR employs 28,000 workers and generated almost $4 billion in revenues in 2002. The company divides its business into three segments; (1) mechanical construction (2) electrical construction and (3) facilities management. Facilities services make up about 17% of revenues and the rest are approximately equally divided between electrical and mechanical work.

In late 2002 EMCOR acquired Consolidated Engineering Services, a $400 million revenue facilities services company, for about $178 million or just under 6x EBITDA. This acquisition further diversifies EMCOR away from contracting. Facilities services are not project driven and generate a more recurring revenue stream.

QUANTA SERVICES- is a leading provider of specialized contracting services, with a focus on the electric power, telecommunications, broadband cable and gas pipeline industries. The company provides a comprehensive range of services, including the design, installation, maintenance and repair of network infrastructure. Quanta has offices in 40 states, and operations in all 50 states, as well as Canada. Revenues in 2002 were $1.75 billion. Revenue by customer in 2001 was about 40% electric and gas utility, 28% telecom, 16% cable television and 16% other.



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NYSE: IES         (C)2003 INTEGRATED ELECTRICAL SERVICES, INC.           PAGE 29

See Page 3 and 4 for Disclosure Statement. This document was produced by Integrated Electrical Services, Inc. and is not an independent analyst report.

COMFORT SYSTEMS- focuses almost exclusively on the heating, ventilation and air conditioning market (known as HVAC) and is a leading provider of these services, with revenues of just under $1 billion. In 2002, the company sold off 19 union workforce subsidiaries representing about $650 million in revenues to EMCOR.

DYCOM- is headquartered in Palm Beach Gardens, Florida and is one of the larger telecommunications services companies. The company was founded in 1969 and has 28 operating subsidiaries. Dycom currently serves over 100 different customers in 48 states, with approximately 5,700 employees, based out of more than 200 locations throughout the United States. Revenues in fiscal year 2002 exceeded $600 million.

Below is a chart that illustrates how IES differs from some of its closer publicly traded peers. Notice that IES' is the only pure play electrical contractor in the group. In addition, IES is the only completely open shop contractor, giving it significantly more flexibility on utilizing prefabrication and pre-assembly on projects which saves money and time.

EXHIBIT 22
IES VERSUS ITS CLOSEST PEERS

                                          REVENUES(1)
                             ------------------------------------     MRR(2) AS      UNIONIZED
                               EC        MC        FS      OTHER     % OF REVENUE    WORKFORCE
                             ------    ------    ------    ------    ------------    ---------
IES                             100%       --        --        --              31%          --
Comfort Systems                  --       100%       --        --              45%          --
EMCOR(3)                         29%       44%       17%       10%             40%          75%
Quanta Services                  51%       --        --        49%             40%          33%

Source: IES and peer company SEC filings

(1) EC= Electrical Contracting, MC= Mechanical Contracting, FS= Facilities Services

(2)  MRR = Maintenance, Repair and Renovation

(3)  Not pro forma for the recent acquisition of a facilities services business.



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NYSE: IES         (C)2003 INTEGRATED ELECTRICAL SERVICES, INC.           PAGE 30

See Page 3 and 4 for Disclosure Statement. This document was produced by Integrated Electrical Services, Inc. and is not an independent analyst report.

OUTLOOK AND VALUATION
--------------------------------------------------------------------------------

After years of economic expansion, the economy has stumbled in 2002 and the beginning of 2003. The events of September 11 have demonstrated that unpredictable events can have a significant impact on the economy and equity valuations. Below is an analysis of F.W. Dodge's outlook for construction spending by sector in 2003 through 2005. Although 2003 is expected to remain soft, 2004 and 2005 are projected to be much stronger in commercial and industrial spending according to F. W. Dodge with particular strength in markets where IES has expertise and a history of earning higher profits, which include office buildings, retail centers, hotels and manufacturing facilities. Residential construction spending is expected to remain quite strong with only a 1% decrease in 2003 and the multi-family construction outlook for 2004 is quite strong with 14% expected growth.

MARKET OUTLOOK

Below is an analysis of F.W. Dodge's expectations for 2003 through 2005, as well as some analysis on profitability trends through cycles in the construction industry. This analysis should help investors to develop projections for IES' performance over the next few years.

F.W. Dodge anticipates that construction spending will slide very slightly, about 2%, in fiscal 2003, as single-family housing construction takes a well-deserved rest after a record few years with a 1% decrease. Total non-building construction is projected to decline 6% in fiscal 2003 and overall non-residential building construction is projected to be flat. There are several factors impacting construction this year. With declining incomes and tax dollars, states and the federal government have seen projected budget surpluses quickly turn to deficits and public works and institutional building projects are expected to slow this year. Additionally, while interest rates are now low, F.W. Dodge believes some upward movement is possible in 2003 that will cause single-family housing starts to flatten out. As for commercial and industrial, a weak employment market may dampen demand for new projects.

Both 2004 and 2005 are projected to be strong years for construction spending with an overall growth rate of 5% in 2004 and 4% in 2005. Double-digit growth is expected in the commercial and industrial construction markets where the majority or IES' revenue is generated.

These forecasts do take into account the war in Iraq, however, it is unclear what the final results of that or another terrorist attack on Western soil could do to construction spending and the economy overall.

EXHIBIT 23
U.S. CONSTRUCTION MARKET OUTLOOK

                                                             MARKET GROWTH
                                                    --------------------------------
                                                    2003          2004          2005
                                                    ----          ----          ----
Non-Residential Building Construction                  0%            7%           12%
Residential Building Construction                     -1%            5%           -1%
Non-Building Construction                             -6%            0%            3%

Source: F.W. Dodge December 2002 Construction Marketing Forecasting.



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NYSE: IES         (C)2003 INTEGRATED ELECTRICAL SERVICES, INC.           PAGE 31

See Page 3 and 4 for Disclosure Statement. This document was produced by Integrated Electrical Services, Inc. and is not an independent analyst report.

EXHIBIT 24
CONSTRUCTION GROWTH BY MARKET RANKED BY IES' Q1 2003 GROSS MARGIN

ALMOST ALL OF IES' MOST PROFITABLE MARKETS ARE PROJECTED TO HAVE SIGNIFICANT GROWTH IN 2004.

                              COMPANY DATA                     F. W. DODGE DATA
                                 2003 Q1              PROJ. CONST. SPENDING BY MARKET(1)
                       ---------------------------    ----------------------------------
                       GROSS MARGIN RANK    % OF
                        WITHIN SEGMENTS    REVENUE     2002           2003         2004
                       -----------------   -------    ------         ------       ------
COMMERCIAL
Office Buildings                       1       5.7%     -26%            -3%          20%
Other Commercial                       2       4.7%      -5%             0%           9%
Retail                                 3       6.1%      -7%            -1%           6%
Hotels and Condos                      4       4.5%     -23%            -1%          16%
Health Care                            5       7.7%      13%             3%           0%
Institutions                           6       9.9%       1%             0%           3%
Communications                         7       8.1%   Data Not Available

INDUSTRIAL
Highway                                1       1.9%       1%            -5%           3%
Manufacturing                          2       6.5%     -30%             4%          24%
Airport                                3       1.8%       0%             3%           8%
Distribution                           4       1.8%     -19%            -3%           6%
Power and Utility(2)                   5       9.6%     -42%           -21%         -18%
Water                                  6       1.6%      16%            -1%           3%

RESIDENTIAL
Multifamily                            1      15.5%       3%             4%          14%
Single family                          2       6.6%      14%            -1%           3%

                                            SHADING = SIGNIFICANT GROWTH MARKETS IN '04

(1) Source is December 2002 F.W. Dodge report and IES company data. Based on December 31, year end.

(2) Market data includes electrical services provided for communications infrastructure which is why this market is in such a state of decline.

COMPARISON OF HISTORICAL PROFITABILITY PERFORMANCE VERSUS CONSTRUCTION SPENDING The industry is highly cyclical and driven to a large extent by construction expenditures. Growth in construction expenditures can vary widely from year to year and this will have flow through impact on profitability of electrical, mechanical and other contractors. Below is an analysis of 30 years of construction expenditures compared to the EBITDA margins of Fluor Corp. (Fluor has a long history of data and serves as a good proxy for the industry). IES believes the analysis demonstrates that in periods of growth overall profitability, as well as profit margins, expand and when construction spending, contracts profit margins contract as well. Construction spending, the primary business driver for IES and its competitors, is highly variable and can significantly impact profitability.


--------------------------------------------------------------------------------
NYSE: IES         (C)2003 INTEGRATED ELECTRICAL SERVICES, INC.           PAGE 32

See Page 3 and 4 for Disclosure Statement. This document was produced by Integrated Electrical Services, Inc. and is not an independent analyst report.

EXHIBIT 25
COMPARISON OF HISTORICAL COMPANY PERFORMANCE AND CONSTRUCTION SPENDING

PROFIT MARGINS FOR CONSTRUCTION FIRMS EXPAND AND CONTRACT AS CONSTRUCTION SPENDING INCREASES AND DECREASES.

                                   (BAR CHART)

                                               YR/YR CHANGE IN TOTAL
                    FLR EBITDA MARGIN          CONSTRUCTION SPENDING
                    -----------------          ---------------------
1971
1972                       7.8%                             14%
1973                      11.0%                              9%
1974                      10.6%                             -7%
1975                      10.0%                             -1%
1976                       9.7%                             21%
1977                       9.6%                             28%
1978                       6.8%                             14%
1979                       6.4%                              6%
1980                       5.7%                            -11%
1981                       7.2%                              4%
1982                       8.3%                              0%
1983                       8.9%                             24%
1984                       6.1%                             10%
1985                        nmf                             10%
1986                       0.9%                              6%
1987                       0.9%                              4%
1988                       3.2%                              1%
1989                       3.9%                              3%
1990                       3.7%                             -9%
1991                       4.1%                             -6%
1992                       5.3%                              9%
1993                       4.5%                              8%
1994                       4.9%                              9%
1995                       5.3%                              3%
1996                       5.4%                              8%
1997                       3.6%                              9%
1998                       5.0%                             12%
1999                       5.3%                             10%
2000                       4.5%                              6%
2001                       2.9%                              5%
2002                       3.3%                              1%

Source: Historical Fluor Corp. records and F.W. Dodge Construction Industry
Data.

Exhibit 26 below illustrates IES and its peers' gross profit margin and operating income margin over the past four years. With the exception of EMCOR, which generates over 20% of its revenues from facilities maintenance, which is not tied to construction, the profit margins have contracted as commercial and industrial construction spending has declined.

EXHIBIT 26
PROFIT MARGINS HAVE DECLINED AS COMMERCIAL AND INDUSTRIAL CONSTRUCTION SPENDING HAS DECLINED

                      Gross Profit Margin                   Operating Income Margin
             ------------------------------------    ------------------------------------
              1999      2000      2001      2002      1999      2000      2001      2002
             ------    ------    ------    ------    ------    ------    ------    ------
IES            21.2%     17.9%     18.2%     15.0%      9.3%      3.9%      4.8%      2.8%
EMCOR          10.2%     10.3%     11.5%     12.2%      2.0%      2.3%      2.6%      2.9%
Com. Syst.     21.4%     17.9%     17.9%     17.7%      6.8%      1.3%      3.3%      2.0%
Dycom          27.1%     25.5%     25.6%     23.3%     13.0%     13.5%     11.8%     -4.9%
Quanta         23.2%     23.1%     20.5%     13.5%     13.3%     12.6%     12.4%     -8.9%

Based on historical analysis and assuming F.W. Dodge forecasts are correct, it is possible that IES could see a 150 to 300 basis point improvement in operating income margin over the course of 2004 and 2005.

IES' WEIGHTED AVERAGE COST OF CAPITAL ("WACC")

IES believes its cost of capital based on a WACC analysis is between 10% and 12%. WACC is the combination of IES' cost of debt, which is approximately 6% after tax, and its cost of equity, which is between 15% and 16%. The calculation is based on using the average beta for the specialty contracting industry adjusted for the appropriate capital structure, a risk free rate of 4%, which is the recent 10-year government bond rate, and a target debt to capital ratio for IES of between 40% and 50%. The WACC analysis also includes a 3.1% size premium for cost of equity given that IES is a small cap stock.



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NYSE: IES         (C)2003 INTEGRATED ELECTRICAL SERVICES, INC.           PAGE 33

See Page 3 and 4 for Disclosure Statement. This document was produced by Integrated Electrical Services, Inc. and is not an independent analyst report.

IES RELATIVE TO ITS PEERS

IES is the largest electrical contractor, however there are a number of companies in similar market segments that are good proxies for valuation. IES' publicly traded peers include EMCOR, Comfort Systems, Quanta Services and Dycom. An analysis of select engineering and construction firms including Fluor, Shaw Group and Jacobs Engineering has also been included because although these firms have a slightly different business model, they operate in the same markets as IES and face a similar market environment.

EXHIBIT 27
IES PEER ANALYSIS

                                                       EPS                  PRICE/EARNINGS
                                    RECENT   ------------------------    --------------------
    COMPANY               SYMBOL    PRICE       2002A         2003E       2002       2003E
    -------               ------    ------   -----------   -----------   ------   -----------
SPECIALTY CONTRACTORS
    EMCOR                  EME      $48.60   $      4.07   $      4.47    11.9x         10.9x
    Comfort Sys.           FIX        2.63          2.13          2.23     1.2x          1.2x
    Dycom                  DY        10.62          0.53          0.40    20.0x         26.6x
    Quanta                 PWR        3.25          0.33          0.36     9.8x          9.0x

    Median                                                                10.9x         10.0x
    Mean                                                                  10.8x         11.9x

ENGINEERING/CONSTRUCTION
    Shaw Group(2)          SGR      $10.00   $      2.26   $      1.93     4.4x          5.2x
    Fluor                  FLR       33.95          2.13          2.23    15.9x         15.2x
    Jacobs                 JEC       40.95          1.98          2.30    20.7x         17.8x

    Median                                                                15.9x         15.2x
    Mean                                                                  13.7x         12.7x

    IES(1)                 IES      $ 4.08   $      0.50   $0.53-$0.60     7.9X     7.7X-6.8X

Source: First Call, and various equity analyst reports. Note: All companies are December 31 year end except IES which is September 30.

(1) 2002 financial data for IES is before one-time charges of $15.2 million ($9.9 million after tax) and excludes the impact of SFAS 142.

(2) Shaw Group was not a member of the peer group included in IES' proxy statement.


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NYSE: IES         (C)2003 INTEGRATED ELECTRICAL SERVICES, INC.           PAGE 34

See Page 3 and 4 for Disclosure Statement. This document was produced by Integrated Electrical Services, Inc. and is not an independent analyst report.

EXHIBIT 28
IES PEER ANALYSIS

                                     OP. INCOME       EBITDA      TEV/OP. INC.    TEV/EBITDA     CONSENSUS
    COMPANY                SYMBOL      2003E          2003E          2003E          2003E       GROWTH RATE
    -------                ------   ------------   ------------   ------------   ------------   -----------
SPECIALTY CONTRACTORS
    EMCOR                  EME      $        128   $        152           5.3x           4.5x            15%
    Comfort Sys.           FIX                NA             NA             NA             NA            12%
    Dycom                  DY                 22             64          17.1x           5.9x            13%
    Quanta                 PWR                90            154           8.4x           4.9x            14%

    Median                                                                8.4x           4.9x            14%
    Mean                                                                 10.3x           5.1x            14%

ENGINEERING/CONSTRUCTION
    Shaw Group             SGR      $        155   $        185           4.6x           3.8x            13%
    Fluor                  FLR               247            332           7.7x           5.7x            12%
    Jacobs                 JEC               198            238          11.6x           9.7x            15%

    Median                                                                7.7x           5.7x            13%
    Mean                                                                  8.0x           6.4x            13%

    IES(1)                 IES                                                                           13%

Source: First Call, Value Line, various equity analyst reports. Consensus growth rates are from First Call.

Note: All companies are December 31 year end except IES which is September 30.

(1) 2002 financial data for IES is before one-time charges of $15.2 million ($9.9 million after tax) and excludes the impact of adopting SFAS 142.



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NYSE: IES         (C)2003 INTEGRATED ELECTRICAL SERVICES, INC.           PAGE 35

See Page 3 and 4 for Disclosure Statement. This document was produced by Integrated Electrical Services, Inc. and is not an independent analyst report.

INCOME STATEMENT
--------------------------------------------------------------------------------

(Dollars in Thousands)                            FYE -  SEPTEMBER 30,
                                                -------------------------
                                                   2000           2001         12/01A         3/02A         6/02A         9/02A
                                                ----------     ----------     ---------     ---------     ---------     ---------
REVENUES                                        $1,672,288     $1,693,213     $ 375,179     $ 356,481     $ 374,819     $ 368,951
Cost of services (including depreciation)        1,372,537      1,385,589       317,950       301,780       316,328       317,786
                                                ----------     ----------     ---------     ---------     ---------     ---------
   Gross profit                                    299,751        307,624        57,229        54,701        58,491        51,165

Selling, general and administrative expenses       221,519        214,073        49,773        43,392        39,918        41,101
Restructuring charges*                                  --             --         4,000         1,556            --            --
Goodwill amortization                               13,211         12,983            --            --            --            --
                                                ----------     ----------     ---------     ---------     ---------     ---------

   Income from operations                           65,021         80,568         3,456         9,753        18,573        10,064

Other income (expense):
Interest expense                                   (23,230)       (26,053)       (6,785)       (6,644)       (6,337)       (6,936)
Other, net                                           1,008           (134)         (107)         (237)          (23)        1,331
                                                ----------     ----------     ---------     ---------     ---------     ---------
     Interest and other, net                       (22,222)       (26,187)       (6,892)       (6,881)       (6,360)       (5,605)
                                                ----------     ----------     ---------     ---------     ---------     ---------

Income (loss) before income taxes and
     cumulative effect of change in
     accounting principle                           42,799         54,381        (3,436)        2,872        12,213         4,459
Provision (benefit) for income taxes                21,643         25,671        (1,623)          806         4,736         2,256
                                                ----------     ----------     ---------     ---------     ---------     ---------

NET INCOME (LOSS) BEFORE CUMULATIVE EFFECT
     OF CHANGE IN ACCOUNTING PRINCIPLE              21,156         28,710        (1,813)        2,066         7,477         2,203
                                                ----------     ----------     ---------     ---------     ---------     ---------

Cumulative effect of change in
     accounting principle                               --             --       283,284            --            --            --
                                                ----------     ----------     ---------     ---------     ---------     ---------
Net income (loss)                               $   21,156     $   28,710     $(285,097)    $   2,066     $   7,477     $   2,203
                                                ==========     ==========     =========     =========     =========     =========

DILUTED EARNINGS (LOSS) PER SHARE BEFORE
     CUMULATIVE EFFECT OF CHANGE IN
     ACCOUNTING PRINCIPLE                       $     0.52     $     0.70     $   (0.04)    $    0.05     $    0.19     $    0.06
                                                ==========     ==========     =========     =========     =========     =========

CUMULATIVE EFFECT OF CHANGE IN
     ACCOUNTING PRINCIPLE                       $     0.00     $     0.00     $   (7.13)    $    0.00     $    0.00     $    0.00
                                                ==========     ==========     =========     =========     =========     =========

DILUTED EARNINGS (LOSS) PER SHARE               $     0.52     $     0.70     $   (7.17)    $    0.05     $    0.19     $    0.06
                                                ==========     ==========     =========     =========     =========     =========

DILUTED SHARES USED IN THE COMPUTATION
     OF EARNINGS (LOSS) PER SHARE                   40,410         40,900        39,759        40,002        40,073        39,908

KEY MARGINS
Gross Margin                                          17.9%          18.2%         15.3%         15.3%         15.6%         13.9%
SG&A Margin                                           13.2%          12.6%         13.3%         12.2%         10.6%         11.1%
Operating Margin                                       3.9%           4.8%          0.9%          2.7%          5.0%          2.7%
Interest Expense                                       1.4%           1.5%          1.8%          1.9%          1.7%          1.9%
Pretax Margin                                          2.6%           3.2%         -0.9%          0.8%          3.3%          1.2%
Tax Rate                                              50.6%          47.2%         47.2%         28.1%         38.8%         50.6%
Net Income Margin                                      1.3%           1.7%         -0.5%          0.6%          2.0%          0.6%

(Dollars in Thousands)                          FYE - SEP.
                                                ----------
                                                   2002          12/02A
                                                ----------     ---------
REVENUES                                        $1,475,430     $ 348,577
Cost of services (including depreciation)        1,253,844       297,221
                                                ----------     ---------
   Gross profit                                    221,586        51,356

Selling, general and administrative expenses       174,184        38,619
Restructuring charges*                               5,556
Goodwill amortization                                   --            --
                                                ----------     ---------

   Income from operations                           41,846        12,737

Other income (expense):
Interest expense                                   (26,702)       (6,456)
Other, net                                             964           (90)
                                                ----------     ---------
     Interest and other, net                       (25,738)       (6,546)
                                                ----------     ---------

Income before income taxes and
     cumulative effect of change in
     accounting principle                           16,108         6,191
Provision for income taxes                           6,175         2,384
                                                ----------     ---------

NET INCOME BEFORE CUMULATIVE EFFECT OF
     CHANGE IN ACCOUNTING PRINCIPLE                  9,933         3,807
                                                ----------     ---------

Cumulative effect of change in
     accounting principle                          283,284            --
                                                ----------     ---------
Net income (loss)                               $ (273,351)    $   3,807
                                                ==========     =========

DILUTED EARNINGS PER SHARE BEFORE CUMULATIVE
     EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE   $     0.25     $    0.10
                                                ==========     =========

CUMULATIVE EFFECT OF CHANGE IN
     ACCOUNTING PRINCIPLE                       $    (7.11)    $    0.00
                                                ==========     =========

DILUTED EARNINGS (LOSS) PER SHARE               $    (6.86)    $    0.10
                                                ==========     =========

DILUTED SHARES USED IN THE COMPUTATION
     OF EARNINGS (LOSS) PER SHARE                   39,848        39,472

KEY MARGINS
Gross Margin                                          15.0%         14.7%
SG&A Margin                                           11.8%         11.1%
Operating Margin                                       2.8%          3.7%
Interest Expense                                       1.8%          1.9%
Pretax Margin                                          1.1%          1.8%
Tax Rate                                              38.3%         38.5%
Net Income Margin                                      0.7%          1.1%

Source:  Integrated Electrical Services SEC documents.

* Restructuring charges are associated with reorganizing the business and are primarily costs associated with reductions in staff.



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NYSE: IES         (C)2003 INTEGRATED ELECTRICAL SERVICES, INC.           PAGE 36

See Page 3 and 4 for Disclosure Statement. This document was produced by Integrated Electrical Services, Inc. and is not an independent analyst report.

BALANCE SHEET
--------------------------------------------------------------------------------

                                                                                     SEPTEMBER 30,
                                                                              ----------------------------    DECEMBER 31,
(Dollars in Thousands)                                                            2001            2002            2002
                                                                              ------------    ------------    ------------
ASSETS
CURRENT ASSETS:
Cash and cash equivalents                                                     $      3,475    $     32,779    $     19,062
Accounts Receivable:
  Trade, net of allowance                                                          275,922         237,310         228,310
  Retainage                                                                         64,933          62,482          61,844
  Related party                                                                        222             153             144
Cost and estimated earnings in excess of billings on uncompleted contracts          62,249          46,314          46,007
Inventories                                                                         21,855          23,651          22,677
Prepaid expenses and other current assets                                           23,858          35,041          35,066
                                                                              ------------    ------------    ------------
   Total current assets                                                            452,514         437,730         413,110

Property and equipment, net                                                         70,343          61,577          58,899
Goodwill, net                                                                      482,654         198,220         198,005
Other noncurrent assets, net                                                        27,992          24,112          23,683
                                                                              ------------    ------------    ------------
   Total assets                                                               $  1,033,503    $    721,639    $    693,697
                                                                              ============    ============    ============

LIABILITIES AND STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
Short-term debt and current maturities of long-term debt                      $        679    $        570    $        467
Accounts payable and accrued expenses                                              164,272         141,398         115,505
Income taxes payable                                                                   700              --             167
Billings in excess of costs and estimated  earnings on uncompleted projects         50,234          51,548          45,383
                                                                              ------------    ------------    ------------
   Total current liabilities                                                       215,885         193,516         161,522

Long-term bank debt                                                                 12,000              --              --
Other long-term debt                                                                   872             504             381
Senior subordinated notes, net                                                     273,210         247,935         247,932
Other noncurrent liabilities                                                         2,892          25,252          26,651
                                                                              ------------    ------------    ------------
   Total liabilities                                                               504,859         467,207         436,486

STOCKHOLDERS' EQUITY:
Preferred stock, $0.1 par value                                                         --              --              --
Common stock, $0.01 par value                                                          383             385             385
Restricted voting common Stock, $0.01 par value                                         26              26              26
Additional paid in capital                                                         428,697         428,427         428,420
Treasury stock, at cost                                                             (9,181)         (9,774)        (10,795)
Retained earnings (deficit)                                                        108,719        (164,632)       (160,825)
                                                                              ------------    ------------    ------------
   Total shareholders' equity                                                      528,644         254,432         257,211
                                                                              ------------    ------------    ------------
   Total liabilities and stockholders' equity                                 $  1,033,503    $    721,639    $    693,697
                                                                              ============    ============    ============

Source: Integrated Electrical Service SEC documents.



--------------------------------------------------------------------------------
NYSE: IES         (C)2003 INTEGRATED ELECTRICAL SERVICES, INC.           PAGE 37

See Page 3 and 4 for Disclosure Statement. This document was produced by Integrated Electrical Services, Inc. and is not an independent analyst report.

STATEMENT OF CASH FLOWS
--------------------------------------------------------------------------------

                                                                 YEAR ENDED SEPTEMBER 30,           QUARTER ENDED DECEMBER 31,
                                                          --------------------------------------    ------------------------
(Dollars in Thousands)                                       2000          2001          2002          2001            2002
                                                          ----------    ----------    ----------    ----------      ----------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)                                         $   21,156    $   28,710    $ (273,351)   $ (285,097)     $    3,807
Adjustments to reconcile net income (loss) to net cash
provided by operating activities:

  Cumulative effect of change in accounting principle             --            --       283,284       283,284              --
  Allowance for doubtful accounts                              1,768           912         4,324           705             379
  Deferred income taxes                                         (177)       (4,938)        6,175            --              --
  Depreciation and amortization                               32,656        30,345        18,633         4,227           3,650
  (Gain) loss on sale of property and equipment                 (145)         (287)        1,547           (71)             59
  Non-cash compensation charge                                 5,378           568         1,422         1,422              --
  Gain on divestitures                                            --            --        (2,145)           --             (26)
  Changes in operating assets and liabilities
Increase (decrease) in:
  Accounts receivable, net                                   (82,917)       26,163        30,943         6,637           8,401
  Inventories                                                 (2,900)       (4,979)       (2,770)       (5,622)            873
  Costs and estimated earnings in excess of billings on
  uncompleted contracts                                      (11,489)      (10,785)       14,524        11,745             105
  Prepaid expenses an other current assets                    (1,096)      (15,640)       (9,824)        3,541             (27)
  Other noncurrent assets                                     (4,329)        2,840         3,199        (1,144)            429
Increase (decrease) in:
  Accounts payable and accrued expenses                       72,763       (37,831)      (37,739)      (31,537)        (10,075)
  Billings in excess of costs and estimated earnings on
  uncompleted contracts                                       15,131        (6,414)        3,709         6,904          (6,101)
  Other current liabilities                                   (2,880)         (250)          172          (452)            167
  Other noncurrent liabilities                                   295           220        11,264         1,219           1,612
                                                          ----------    ----------    ----------    ----------      ----------
    Net cash provided by (used in) operating activities   $   43,214    $    8,634    $   53,367    $   (4,239)     $    3,253
                                                          ----------    ----------    ----------    ----------      ----------

CASH FLOWS FROM INVESTING ACTIVITIES
  Proceeds from sale of property and equipment                 2,742         1,467           895           170           1,056
  Additions of property and equipment                        (28,381)      (25,801)      (11,895)       (3,942)         (2,529)
  Purchase of businesses, net of cash acquired               (33,225)         (233)           --            --              --
  Sale of businesses                                              --            --         7,549            --           1,084
  Investments in securities                                   (1,670)       (5,599)         (300)           --              --
  Additions to note receivable from affiliate                     --        (1,250)         (583)         (583)             --
                                                          ----------    ----------    ----------    ----------      ----------
    Net cash used in investing activities                 $  (60,534)   $  (31,416)   $   (4,334)   $   (4,355)     $     (389)
                                                          ----------    ----------    ----------    ----------      ----------

CASH FLOWS FROM FINANCING ACTIVITIES
  Borrowings                                                  63,434       231,744        74,613        44,291               5
  Repayments of debt                                         (48,278)     (192,811)      (97,941)      (36,721)        (15,835)
  Proceeds from sale of interest rate swaps                       --            --         4,040            --              --
  Purchase of treasury stock                                      --       (10,376)         (984)           --            (769)
  Payments for debt issuance costs                                --        (5,358)           --            --              --
  Proceeds from issuance of stock                                 --         1,038            --         1,712              18
  Proceeds from issuance of stock to employees                    --           980            --            --              --
  Proceeds from exercise of stock options                          3           270           543             4              --
                                                          ----------    ----------    ----------    ----------      ----------
    Net cash provided by (used in) financing activities   $   15,159    $   25,487    $  (19,729)   $    9,286      $  (16,581)
                                                          ----------    ----------    ----------    ----------      ----------

Net increase (decrease) in cash and cash equivalents          (2,161)        2,705        29,304           692         (13,717)
Cash and equivalents, beginning of period                      2,931           770         3,475         3,475          32,779
                                                          ----------    ----------    ----------    ----------      ----------
Cash and equivalents, end of period                       $      770    $    3,475    $   32,779    $    4,167      $   19,062
                                                          ==========    ==========    ==========    ==========      ==========

Supplemental disclosure of cash flow information
  Cash paid for:
      Interest                                            $   23,151    $   23,793    $   23,117    $      475      $      277
      Income taxes                                            24,832        30,667         5,091         3,383              --

Source: Integrated Electrical Service SEC documents.


--------------------------------------------------------------------------------
NYSE: IES         (C)2003 INTEGRATED ELECTRICAL SERVICES, INC.           PAGE 38

See Page 3 and 4 for Disclosure Statement. This document was produced by Integrated Electrical Services, Inc. and is not an independent analyst report.

APPENDIX I - CONSTRUCTION ACCOUNTING PRIMER
--------------------------------------------------------------------------------

As an electrical contractor, IES uses construction accounting conventions as prescribed under GAAP accounting. The primary issue surrounding construction accounting is recognition of revenue from longer-term construction contracts. With longer-term fixed-price contracts, contractors generally use the percentage of completion method of accounting. This method requires companies to estimate the percentage of a project that it has completed work on. There are several acceptable methods for determining percentage of completion such as: the ratio of costs incurred to date to the total expected costs at completion, the ratio of labor hours or dollars incurred to date to the total expected labor hours or dollars at completion, or any other rationale and systematic method. IES uses the ratio of costs incurred to date to the total expected costs at completion to estimate percentage of completion. Generally, if 40% of a project's cost has been incurred over a 6 month period then the company should recognize 40% of the revenues and 40% of the profits related to the project. The primary issue in percentage of completion accounting is the use of estimates for total costs at completion. If estimates change during a project, the impact of the change in profitability is recognized in the period in which the estimate is changed. The following example illustrates how changes in estimates can impact the profitability across periods.

EXAMPLE:

o    Fixed price contract to be completed over 2 accounting periods.

o    Total contract amount equals $1 million.

o    Cost of project to contractor is $850,000 for a 15% margin at completion.

COMPANY ESTIMATES ARE CORRECT THROUGHOUT PROJECT

                     PERIOD 1    PERIOD 2       TOTAL
                     --------    --------    -----------
Revenue              $500,000    $500,000    $ 1,000,000
Cost of Goods Sold    425,000     425,000        850,000
                     --------    --------    -----------
Gross Profit         $ 75,000    $ 75,000    $   150,000
Gross Margin             15.0%       15.0%          15.0%

THE PROJECT IS COMPLETED AT A HIGHER PROFIT THAN ORIGINALLY ESTIMATED

                     PERIOD 1    PERIOD 2       TOTAL
                     --------    --------    -----------
Revenue              $500,000    $500,000    $ 1,000,000
Cost of Goods Sold    425,000     400,000        825,000
                     --------    --------    -----------
Gross Profit         $ 75,000    $100,000    $   175,000
Gross Margin             15.0%       20.0%          17.5%

In the second example above, the original profit estimates are significantly understated. In period two, the profitability on the project rises as profits "catch up" to reflect a 17.5% margin over the life of the contract. For companies with long projects that last for 2 to 3 years, the risk of under- or overstating revenues and profitability for several quarters exists, but for companies with an average project life of 2 to 3 months, this risk is substantially reduced. The average project life at IES is only 6 to 8 months so any inaccuracies in estimates are corrected fairly quickly. Additionally, because of IES' size and large number of projects, under- and overestimates across the Company will tend to offset each other.


--------------------------------------------------------------------------------
NYSE: IES         (C)2003 INTEGRATED ELECTRICAL SERVICES, INC.           PAGE 39

See Page 3 and 4 for Disclosure Statement. This document was produced by Integrated Electrical Services, Inc. and is not an independent analyst report.

Under percentage of completion accounting, contract revenue is based on costs incurred while customer billings may be impacted by other factors such as: achieving certain milestones, acceptance of completed work by the customer or some other schedule. Because of this discrepancy, contract revenue recognized is usually different from the amount billed as the project progresses. When revenue recognized exceeds customer billings the excess is reported as a current asset referred to as "costs and estimated earnings in excess of billings on uncompleted contracts". Sometimes it may be referred to as "underbillings" or "unbilled receivables" although these are not GAAP terms.

Conversely, when customer billings exceed contract revenue recognized, the excess is reported as a current liability referred to as "billings in excess of costs and estimated earnings on uncompleted contracts". Sometimes it may be referred to as "overbillings" although this is not a GAAP term. When calculating days sales outstanding underbillings should be added to accounts receivable and overbillings should be subtracted from accounts receivable.

The other balance sheet term that sometimes causes confusion is retainage. It is a current asset on the balance sheet that is a subcategory of accounts receivable. Often some portion of payment is held at the completion of a contract for some period of time almost like a warranty. The amount of retainage on a project is determined upfront when the terms of the contract are negotiated and is typically 5% to 10% of the overall revenue on the project.

--------------------------------------------------------------------------------
NYSE: IES         (C)2003 INTEGRATED ELECTRICAL SERVICES, INC.           PAGE 40

See Page 3 and 4 for Disclosure Statement. This document was produced by Integrated Electrical Services, Inc. and is not an independent analyst report.